[EXHIBIT 10.1.3]


                            AGREEMENT

This writing sets forth the basic economic terms of an agreement, entered into as of this 27th day of October, 2003, by and between Miracle Entertainment, Inc., ("MEMI") a Toronto, Ontario corporation, on the one hand, and Film And Music Entertainment, Inc., ("FAME") a Nevada corporation, on the other hand, with respect to the purchase by FAME of Miracle Productions, Inc., ("MPI") a California corporation.

We have agreed as follows:

1. MEMI is the owner of 100% of the issued and outstanding shares of MPI.

2. The assets of MPI include those listed in the Exhibits attached to the Recommendations of Peter Beale and Michael Meyer, a copy of which is attached hereto and deemed a part of this agreement.
Such Recommendations shall govern the remaining economic terms of this agreement. On the closing date of this agreement, the share price for FAME is $0.20 per share, and the 20 million shares set forth herein have a market cap value of $4,000,000. MEMI represents that the value of the assets set forth in Exhibits A and B, as well as the value of the ongoing relations of MPI is $4,000,000. MEMI hereby agrees to sell to FAME 100% of the shares of MPI. In consideration of such shares granted by MEMI to F AME,

3. FAME agrees to pay to MEMI and its affiliates 20 million shares, payable 20 million shares to MEMI.

4. John Daly, in his dual capacity as Chairman of MEMI, MPI and FAME has asked for control of the Board of Directors and all officer positions in the combined company. By this agreement, John Daly has asked and the following persons have agreed to comply with the removal of: I) Michael Meyer as a corporate director and treasurer off FAME; 2) Lawrence Lotman as corporate director and secretary of FAME; and, 3) Michael Criscione and Satish Patel as corporate directors. Meyer, Lotman, Criscione and Patel shall be indemnified and held harmless as defined in the indemnity provisions of the By-laws of the Company against their actions as directors and/or officers up to and through the date of their removal. As they remain ready, willing and able to render


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reasonable services of the combined companies, their existing agreements shall be deemed ratified in their entirety with equivalent non-officer/director positions provided to them without a gap in their employment, and the obligations as directors and/or officers shall be deemed wholly fulfilled in a manner entirely acceptable and reasonably approved by the combined companies.

5. A more formal agreement shall be subject to the reasonable review of SEC attorneys for both parties as to form, but the economic terms of this agreement shall be controlling. The

6. Majority Shareholders and Board of Directors off FAME have accepted the terms of this agreement as to substance as set forth in the attached resolution.

Executed this 31 st day of October 2003 in Los Angeles,
California. Our signatures below shall indicate our acceptance of the foregoing.

Film And Music Entertainment, Inc.     Miracle Entertainment, Inc.

  /s/Michael Meyer                       /s/John Daly
----------------------------------     -------------------------------
By: Michael Meyer                      By: John Daly
Its: Chairman & Treasurer              Its:  President


  /s/Lawrence S. Lotman
----------------------------------
By: Lawrence S. Lotman
Its: Director & Secretary


Myrob Properties, Inc

  /s/Michael Criscione
----------------------------------
By: Michael Criscione
Its: Director


  /s/Satish Patel
-----------------------------------
By: Satish Patel Its: Director


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Memorandum

To:     Boards of Directors
        Miracle Entertainment & Film & Music Entertainment

From:   Michael Meyer & Peter Beale

Re:     Proposed division purchase

Date:   October 25, 2003 -..3/27 last draft


Miracle Entertainment, Inc., a Toronto, Ontario corporation ("MEMI") has been attempting to finance a series of feature films, and the financing efforts have been frustrated by existing capital structure and lack of adequate resources. The real estate holding structure of Film & Music Entertainment, Inc., a Nevada corporation ("FAME") provides potential solutions. At your instructions, we have developed a structure, pursuant to which the capital structure of FAME and the project resources ofMEMI can be optimized.

1. There are a series of projects (the "Projects"), intended for potential development, finance, production or distribution. We have acknowledged that lack or resources and capital structure of MEMI have been an impediment to the commercial exploitation of the Projects. We recommend that the assets be placed into a wholly owned subsidiary, for the purpose of commercialization of assets on the terms discussed in this memorandum.

2.  Ist Miracle Entertainment, Inc., a New York corporate ("MEMI-
NY") subsidiary of Miracle Entertainment, Inc., a Toronto,
Ontario corporation, and Miracle Productions, Inc. ("MPI") is a
California corporate subsidiary of MEMI.

3. We recommend the California operating account(s) for MEMI shall be confirmed in the name of MPI, and be deemed assets of MPI.

4. We recommend that the assets set forth in the Projects list (i.e., Exhibit A) and the other MEMI assets set forth in Exhibit B be transferred to MPI, and that any stock to be issued as consideration for such transfers be issued directly to MEMI. Therefore, 100% of the initial common stock of MPI would be owned by MEMI, as well as 100% of any additional shares issued in consideration of the assets set forth in Exhibits A and B.

5. The development projects include screenplays, and we have tentatively agreed on potential values. The values set forth in the Projects list (Exhibit A) would be deemed advances against the values of the screenplays in their current condition. The sums set forth in Exhibit A shall be deemed the purchase price by FAME to MEMI for a grant of all of MEMI's rights in the projects, and MEMI shall have a further right to 2% of the net profits of any pictures produced based on the screenplays, with net profits being defined, accounted, computed and paid according to MEMl's current definitions of net profits.

6. The production projects are packages, which include screenplays with attached talent and partial funding, and we have tentatively agreed on potential values for such packages. The values set forth in the Projects list (Exhibit A) would be deemed advances against the values of the projects in their current condition. The sums set forth in Exhibit A shall be deemed the purchase price by FAME to MEMI for a grant of all of MEMI's rights in the production projects, and MEMI shall have a further right to 5% of the net profits of any pictures produced based on the packages, with net profits being defined, accounted, computed and paid according to MEMI's current definitions of net profits.

7. The distribution projects are packages, which include produced screenplays which have been fully funded and which have been and/or are being produced, and we have tentatively agreed on potential values for such packages. The values set forth in the Projects list (Exhibit A) would be deemed advances against the values of the projects in their current condition. The sums set forth in Exhibit A shall be deemed the purchase price by FAME to MEMI for a grant of all of MEMl's rights in the distribution projects, and MEMI shall have a further right to 50% of the FAME net profits of any pictures produced based on the packages, with net profits being defined, accounted, computed and paid according to MEMI's current definitions of net profits.

8. FAME would be responsible for any third party payments based on the Exhibit A projects such third party payments to be made before MEMI receives its share of net profits. Net


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profits are receipts after deductionof I) distribution
costs, expenses and fees by FAME or third parties for distribution.
2) then, after deduction of recoupment and third party production payments,including finance charges, royalties, participations, taxes, overhead and other expenses, and 3) after all other contractual and/or legal obligations (see MEMI's distribution agreement and production agreements for a more complete definition of net profits).

9. Jungle Juice is a project developed by MEMI, which has completion and is now subject to third party disputes, and will remain the sole property ofMEMI. FAME shall have receive distribution rights to the film and a fIrst option
-last refusal to acquire all of MEMl's producers' share in or to such pictures.

10. There are certain notes and cash interests of MEMI, including the balance of a $1.25 million loan, a $600,000 promissory note, a $75,000 Anthony Cataldo payment, $100,000 in Global Sports and $100,000 Global Media repayments, which shall remain the sole property of MEMI.

11. We agreed thatMEMI-NY's valuation of Celebration shall be deemed to be $333.333, based on our understanding that there will be a $1 million investment by UKFS and Buccaneer in the third party foreign sales agency.

12. The parties acknowledge that there are relationships between MEMI and third parties. such as a print and advertising discussion with Ron Collins, a print and advertising discussion with Norman D. Brown, production finance agreement with Steve Savor. Clay Kahlker and CMX, as well as certain persons and lor entities engaged in ongoing conversations with John Daly, Peter Beale. David Toma and others within the MEMI organization.

13. We recommend that the total value of the Projects is roughly $4.0 million.Based on our understanding that there are approximately 100,000,0Q0 Fames shares issued and outstanding and that they are trading at $0.20 each for a value of $20,000.000 and that FAME should pay to MEMI-NY or MEMI 20 million new. Regulation 144 common shares. on the same terms and conditions as FAME.s directors. shares to Michael Criscione. Satish Patel, Michael Meyer and Lawrence Lotman.

14. We acknowledge the existence of a UCC-I filed on behalf of MEMI' s former landlord on Sunset Boulevard. however. we recommend that the assets listed as encumbered should be revisted to accurately reflect that as of this date MEMI has no contractual or monetary right in "The Biggest Fan..
or "Hollywood Dream Camp.

15. We recommend that John Daly be Chairman of the company after completion of the transaction. and that he be given reasonable authority to appoint at least 51% of the Board of Directors, subject only to reasonable due diligence as required by due diligence procedure as set forth in SEC regulations.

17. We recommend that the Boards of both companies confirm the FAME obligation to Criscione. Patel and Cantor for use and restrictions on use of certain real estate assets of FAME

18. We recommend that the Board of both companies confirm the FAME obligation to finance at least one film for Criscione &
Meyer to direct. at least for so long as the real estate assets referenced in Paragraph 17 are available to collateralize such film production.

19. We recommend that any outstanding obligations for the 1.1.20 acre Hinkley property be paid as quickly as possible. and that both FAME. Daly and Criscione continue to pursue full collateralized funding for the 1.120 acres as quickly as possible.

20. We recommend that the option executed July 25, 2003 any for the 37 acre Cabazon dinosaur property be extended.

21. We recommend that the following are appointed
         *  President/CEO
         *  COO
         *  CFO
         *  Corporate Secretary
         *  Treasurer
         *  Accountant
         *  Auditors

The preceding represents the recommendations of Peter Beale and Michael Meyer based on their review of the relative positions and financial conditions ofMPI. MEMI and FAME. Although not


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experts in evaluations, we have reviewed the companies based on their assets, their respective market capitalization's, liquidation values, and their value as an ongoing business, and believe that our conclusions are based on a reasonable weighting of the variable between the above evaluation techniques. Further, as we are neither attorneys nor accountants, we recommend the Boards have all relevant agreements reviewed by appropriate professionals. Executed this 27th day of October 2003 in Los Angeles, California.




Peter Beale Consultant                    Michael Meyer Chairman


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Exhibit A


Projects

Development

Title                     Description                               Value
Cheeseheads               Kenwood Youmans sports script             $100,000
Flesh Trade               Michael O'Hare script                     $100,000
Blood & Bone Whiter       Michael Jai White action script           $100,000
Shade of Pale             David Gordian Can/UK co-prod John         $100,000
Experiment                Daly script for                           $200,000
Dante's Descent Calico    John Daly script for Russia               $200,000
Jack                      John Daly script for Thailand             $200,000

Production
Red Giants                John Daly film for Russia                 $1,000,000
Silent Partner            Duncan Clark project for Russia           $250,000
My First Wedding          David Gordian Can/UK co-prod              $100,000

Distribution
Jungle Juice              Nearly completed film in litigation       $50,000
Passing of the Four       Finished Horror movie                     $100,000
Tournament of Dreams St   Option on film in post                    $50,000
Petersbug-Cannes Night    Finished John Daly Film                   $500,000
We Called it A Day        Emil Sherman project for distrib          $250,000

Total                                                     $3,300,000



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Exhibit B

Asset                     Description                               Value
MPI Bank Account                                                    $350,000
Celebration Interest      Foreign Sales Agency                      $333,333
Exhibit A Assets                                                    $3,300,000

Ron Collins print and ad funding

Norman D. Brown print and ad funding

CMX production funding, including current negotiations to finance
            Exhibit A projects based on stock and assets of F AME

Steve Savor, Clay K. production funding, including current
            negotiations to finance Exhibit A projects based on stock and assets of F AME

KMPG production and distribution funding


Subtotal                                                      $3,983,333
Subtotal for Asset Purchase = 20 million cornrnon shares


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Exhibit C

Excluded from purchase: Such assets to be made available on first opportunity I last negotiation basis

St. Petersburg - Cannes Express

Tournament of Dreams

Jungle Juice






Totally excluded from purchase (i.e., remaining in Miracle):

Miracle company loan
Miracle promissory note
Cataldo assets and obligations Global assets and obligations
Global media assets and obligations


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